Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On August 21, 2020, the Cancer Genetics, Inc. (the “Company” or “CGI”) entered into an Agreement and Plan of Merger and Reorganization (“Merger Agreement”) between the Company, StemoniX, Inc., a Minnesota corporation (“StemoniX”), and CGI Acquisition, Inc., a Minnesota corporation and wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to which Merger Sub will merge with and into StemoniX, with StemoniX surviving the merger and becoming a direct, wholly-owned subsidiary of the Company (the “merger”).

The unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the pending merger between StemoniX and CGI based on the historical financial position and results of operations of StemoniX and CGI. It is presented as follows:

●	The unaudited pro forma condensed combined balance sheet as of September 30, 2020 was prepared based on (i) the historical unaudited condensed consolidated balance sheet of CGI as of September 30, 2020 and (ii) the historical unaudited balance sheet of StemoniX as of September 30, 2020.

●	The unaudited pro forma combined statement of operations for the year ended December 31, 2019 was prepared based on (i) the historical audited consolidated statement of operations and other comprehensive loss of CGI for the year ended December 31, 2019 and (ii) the historical audited statement of operations of StemoniX for the year ended December 31, 2019.

●	The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 was prepared based on (i) the historical unaudited condensed consolidated statement of operations and other comprehensive loss of CGI for the nine months ended September 30, 2020 and (ii) the historical unaudited statement of operations of StemoniX for the nine months ended September 30, 2020.

While CGI will be the legal acquirer, the merger will be accounted for as a reverse acquisition using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations” (“ASC 805”). StemoniX will be deemed to be the acquirer for financial accounting purposes. The unaudited pro forma condensed combined financial information set forth below primarily gives effect to the following:

●	the consummation of the merger;

●	the application of the acquisition method of accounting in connection with the merger;

●	the conversion of StemoniX convertible notes and preferred stock into StemoniX common stock;

●	the exclusion of discontinued operations in the condensed combined statements of operations;

●	the issuance of securities prior to the close of the merger by both CGI and StemoniX in order to meet the net cash targets pursuant to the Merger Agreement to meet the targeted ownership structure of 22% and 78%, respectively;

●	the issuance of securities of CGI in a pre-closing private placement transaction (the “Private Placement”), required as a condition to closing pursuant to the Merger Agreement, with expected net proceeds of $10,000 and

●	transaction costs incurred in connection with the merger.

Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined balance sheet data gives effect to the merger as if it had occurred on September 30, 2020. The unaudited pro forma condensed combined statements of operations data for the nine months ended September 30, 2020 and the year ended December 31, 2019 give effect to the merger as if it had occurred on January 1, 2019.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to unaudited pro forma events that are directly attributable to the merger, factually supportable and, with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the results of operations of the combined company. The accompanying unaudited pro forma condensed combined statements of operations do not include any pro forma adjustments to reflect certain expected financial benefits of the merger, such as tax savings, cost synergies or revenue synergies, or the anticipated costs to achieve those benefits, including the cost of integration activities, or restructuring actions which may be achievable or the impact of any non-recurring activity and one-time transaction related costs.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing GAAP, which are subject to change. StemoniX will be deemed the accounting acquirer in the merger for accounting purposes and CGI will be treated as the acquiree, based on a number of factors considered at the time of preparation of this Current Report on Form 8-k (this “Form 8-k), including control over the post-merger company as evidenced by the composition of executive management and the board of directors as well as the relative equity ownership after the closing of the merger. The application of acquisition accounting of CGI is dependent upon the working capital positions at the closing of the merger, is dependent on other factors such as the share price of CGI, and is dependent on certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. The combined company will complete the valuations and other studies upon completion of the merger and will finalize the purchase price allocation as soon as practicable within the measurement period, but in no event later than one year following the closing date of the merger. The assets and liabilities of CGI and other pro forma adjustments have been measured based on various preliminary estimates using assumptions that CGI and StemoniX believe are reasonable, based on information that is currently available. Accordingly, the pro forma adjustments are preliminary. Differences between these preliminary estimates and the final acquisition accounting could be significant, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operation and financial position.

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by StemoniX. Upon completion of the merger, the combined company will perform a detailed review of CGI’s accounting policies and will conform the combined company policies. The combined company may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the consolidated financial statements of the combined company. Additionally, certain financial information of CGI as presented in its historical consolidated financial statements has been reclassified to conform to the historical presentation in StemoniX’s financial statements for purposes of preparation of the unaudited pro forma condensed combined financial information. Transactions between StemoniX and CGI during the periods presented in the unaudited pro forma condensed combined financial information were not significant.

This unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the accompanying notes, as well as the following historical financial statements and the related notes of StemoniX and CGI:

●	Separate historical audited financial statements of StemoniX as of and for the years ended December 31, 2019 and 2018 and the related notes included in CGI’s Registration Statement on Form S-4, filed on October 16, 2020 (the “Form S-4”), and unaudited condensed financial statements of StemoniX as of September 30, 2020 and for the nine-month periods ended September 30, 2020 and 2019 and the related notes included in this Form 8-K; and

●	Separate historical audited consolidated financial statements of CGI as of and for the years ended December 31, 2019 and 2018and the related notes included in CGI’s Annual Report on Form 10-K filed on May 29, 2020, and unaudited consolidated financial statements of CGI as of and for the nine months ended September 30, 2020 and the related notes included in CGI’s Quarterly Report on Form 10-Q filed on November 12, 2020.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2020

(thousands in USD)

	Historical as of September 30, 2020		Pro Forma
	StemoniX	Cancer Genetics	Merger Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$1,955	$1,133	$		$17,366
			10,000	6F
			2,891	6E
			1,387	6G
Accounts receivable, net	403	773			1,176
Earn-Out from siParadigm, current portion	-	141			141
Inventories	390	-			390
Prepaid expenses and other current assets	253	754			1,007
Total current assets	3,001	2,801	14,278		20,080
Non-current assets:
Property and equipment, net	1,119	488			1,607
Operating lease right-of-use assets	1,203	47			1,250
Patents and other intangible assets, net of accumulated amortization	-	2,563	2,637	6B	5,200
Investment in joint venture	-	56			56
Goodwill	-	3,090	389	6A	3,479
Deposits	133	-			133
Other non-current assets	-	645			645
Total non-current assets	2,455	6,889	3,026		12,370
Total assets	$5,456	$9,690	$17,304		$32,450

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$1,132	$2,863	$(1,327)	4C	$2,668
Accrued expenses	297	-	1,327	4C	3,766
			2,271	6C
			(129)	6I
Obligations under operating leases, current portion	468	38	-		506
Obligations under finance leases, current portion	20	53	-		73
Deferred revenue	-	798	-		798
Current portion of long-term debt	42	-	107	6D	149
Due to Interpace Biosciences, Inc.	-	421	-		421
Discontinued operations	-	578	-		578
Other current liabilities	82	-	-		82
Total current liabilities	2,041	4,751	2,249		9,041
Non-current liabilities:
Obligations under operating leases, less current portion	754	10	-		764
Obligations under finance leases, less current portion	-	79	-		79
Advance from siParadigm, less current portion	-	-	-		-
Long-term debt, less current portion	6,379	-	(83)	6D	95
			1,387	6G
			1,005	6I
			(8,593)	6I
Share settlement obligation derivative	1,340	-	(1,340)	6I	--
Warrant liability	-	45	-		45
Total non-current liabilities	8,473	134	(7,624)		983
Total liabilities	10,514	4,885	(5,375)		10,024
Commitments and contingencies

	Historical as of September 30, 2020		Pro Forma
	StemoniX	Cancer Genetics	Merger Adjustments		Pro Forma Combined
Temporary equity:
Series A Convertible Preferred Stock	12,356		(12,356)	6H	-
Series B Convertible Preferred Stock	16,732		(16,732)	6H	-
	$29,088	$-	$(29,088)		$-
Stockholders’ equity (deficit):
Common stock	-	-	2	6J	3
			1	6H
Additional paid-in capital	1,454	173,517	389	6A	58,180
			2,637	6B
			(93)	6C
			2,891	6E
			10,000	6F
			27,517	6H
			8,723	6I
			(168,855)	6J
Accumulated deficit	(35,600)	(168,656)	(2,178)	6C	(35,757)
			(24)	6D
			335	6I
			1,569	6H
			168,797	6J
Accumulated other comprehensive income	-	(56)	56	6J	-
Total stockholders’ equity(deficit)	(34,146)	4,805	51,767		22,426
Total liabilities, temporary equity and stockholders’ equity (deficit)	$5,456	$9,690	$17,304		$32,450

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2019

(thousands in USD except per share amounts)

	Historical for the year ended December 31, 2019		Pro Forma
	StemoniX	Cancer Genetics	Merger Adjustments		Pro Forma Combined
Revenues:
Service	$371	$7,305	$-	4A	$7,676
Product	234	-	-		234
Total Revenues	605	7,305	-		7,910

Operating costs and expenses:
Cost of goods sold – service	220	3,701	-	4B	3,921
Cost of goods sold - product	1,484	-	-		1,484
Research and development	3,994	-	-		3,994
Selling, general and administrative	3,869	6,317	66	7A	10,252
				4D
Impairment of goodwill	-	2,873	-		2,873
Merger costs	-	117	-		117
Total operating costs and expenses	9,567	13,008	66		22,641

Loss from operations	(8,962)	(5,703)	(66)		(14,731)

Other (expense)/income:
Interest expense	(12)	(1,437)	53	7C	(1,396)
Interest income	18	108	-		126
Change in fair value of acquisition note payable	-	4	-		4
Change in fair value of other derivatives	-	86	-		86
Change in fair value of warrant liability payable	-	70	-		70
Change in fair value of siParadigm Earn-Out	-	(935)	-		(935)
Change in fair value of Excess Consideration Note	-	93	-		93
Gain on troubled debt restructuring	-	258	-		258
Other income (expense)	-	59	-		59
Total other (expense)/income	6	(1,694)	53		(1,635)

Loss from continuing operations, before income taxes	(8,956)	(7,397)	(13)		(16,366)
Income tax (expense)/benefit	-	512	-		512

Net (Loss) Income from continuing operations	(8,956)	(6,885)	(13)		(15,854)
Foreign currency translation loss	-	(34)	-		(34)
Net Comprehensive (Loss)/ Income from continuing operations	$(8,956)	$(6,919)	$(13)		$(15,888)

Net loss per common share from continuing operations:
Basic	$(3.71)	$(3.57)	-		$(0.71)
Diluted	$(3.71)	$(3.57)	-		$(0.71)
Weighted average common shares outstanding for continuing operations:
Basic	2,417	1,928	20,323		22,251
Diluted	2,417	1,928	20,323		22,251

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020

(thousands in USD except per share amounts)

	Historical for the nine months ended September 30, 2020		Pro Forma
	StemoniX	Cancer Genetics	Merger Adjustments		Pro Forma Combined
Revenues:
Service	$414	$4,440	$-	4A	$4,854
Product	188	-	-		188
Total Revenues	602	4,440	-		5,042

Operating costs and expenses:
Cost of goods sold – service	300	2,366	-	4B	2,666
Cost of goods sold - product	560	-	-		560
Research and development	2,469	-	-		2,469
Selling, general and administrative	2,060	5,961	58	7A	8,079
Merger costs	1,042	454	(1,496)	7B	-
Total operating costs and expenses	6,431	8,781	(1,438)		13,774

Loss from Operations	(5,829)	(4,341)	1,438		(8,732)

Other income (expense):
Interest expense	(247)	(283)	155	7C	(246)
			129	7D
Interest income	-	4	-		4
Change in fair value of acquisition note payable	-	4	-		4
Change in fair value of share settlement obligation derivative liability	(220)	-	220	7E	-
Change in fair value of warrant liability payable	-	133	-		133
Change in fair value of siParadigm Earn-Out	-	(66)	-		(66)
Other income (expense)	-	251	-		251
Total other expenses	(467)	43	504		80

Loss from continuing operations, before income taxes	(6,296)	(4,298)	1,942		(8,652)
Income tax (expense)/benefit	-	(8)	-		(8)

Net (Loss) Income from continuing operations	(6,296)	(4,306)	1,942		(8,660)
Foreign currency translation loss	-	(82)	-		(82)
Net Comprehensive (Loss)/ Income from continuing operations	$(6,296)	$(4,388)	$1,942		$(8,742)

Net loss per common share from continuing operations:
Basic	$(2.54)	$(1.96)	-		$(0.39)
Diluted	$(2.54)	$(1.96)	-		$(0.39)
Weighted average common shares outstanding from continuing operations:
Basic	2,476	2,193	20,236		22,429
Diluted	2,476	2,193	20,236		22,429

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(thousands in USD)

1. Description of the Merger

On August 21, 2020, CGI, StemoniX and Merger Sub entered into the Merger Agreement. Pursuant to the terms of the Merger Agreement, Merger Sub will be merged with and into StemoniX, with StemoniX surviving the merger as a wholly owned subsidiary of CGI. For financial reporting and accounting purposes, StemoniX will be the acquirer of CGI upon completion of the merger.

In consideration for the merger, assuming 4,085,303 shares of common stock of CGI are outstanding immediately prior to the closing of the merger (prior to the pre-closing issuance of an assumed 3,861,004 shares of CGI common stock in the contemplated Private Placement), shares of StemoniX common stock (after the conversion to StemoniX Common Stock of all preferred stock and convertible notes), in-the-money options and in-the-money warrants issued and outstanding immediately prior to the effective time shall be converted into an aggregate of 14,484,256 shares of common stock (or options to purchase shares of common stock) of CGI. The Merger Agreement provides for net cash targets of $2,000 for CGI and $500 for StemoniX. CGI pro forma financial information is prepared under the assumption that neither CGI nor StemoniX will fall short of its respective net cash target by more than $250 because otherwise the percentage ownership split may vary and the number of shares issued to StemoniX security holders would change. Furthermore, certain assumptions related to financing arrangements and the settlement of certain obligations with third parties that have yet to be effectuated have been assumed. Only transactions and activity that were deemed factually supportable under Article 11 of Regulation S-X of the Securities Act of 1933 (“Article 11”) have been reflected in preparation of these pro forma financial statements, which may cause pro forma cash and other balances to differ materially from the expected amounts at merger close.

As a result of the merger, the holders of equity interests of StemoniX as of immediately prior to the merger effective date will collectively own approximately 78% of the outstanding shares of the common stock of the combined company, and the holders of CGI common stock as of immediately prior to the effective time will collectively own approximately 22% of the outstanding shares of the common stock of the combined company (which outstanding shares, the “Deemed Outstanding Shares”, in this context, includes the CGI common stock issuable on a net exercise basis with respect to any in-the-money CGI options, in-the-money CGI warrants, in-the-money StemoniX options and in-the-money StemoniX warrants but does not include any shares issued in the Private Placement) pursuant to the Merger Agreement, but prior to the Private Placement, which transaction will dilute all holders proportionately.

2. Basis of Presentation

The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of SEC Regulation S-X. The historical financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to unaudited pro forma events that are:

●	directly attributable to the merger;

●	factually supportable; and

●	with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the results of operations of the combined company.

The pro forma financial information contemplates certain financing transactions by both CGI and StemoniX prior to the merger in order to meet the net cash targets defined in the Merger Agreement to meet the targeted ownership structure of 22% and 78%, respectively, and also the issuance of securities of CGI in a pre-closing private placement transaction for net proceeds of $10,000 as required per the Merger Agreement.

The merger will be treated as a business combination for accounting purposes, with StemoniX as the deemed accounting acquirer and CGI as the deemed accounting acquiree. Therefore, the historical basis of StemoniX’s assets and liabilities will not be remeasured as a result of the merger. In identifying StemoniX as the acquiring entity, the companies considered the structure of the merger, relative outstanding share ownership at closing and the composition of the combined company’s board of directors and senior management.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. The acquisition method of accounting uses the fair value concepts defined in ASC Topic 820, “Fair Value Measurement” (“ASC 820”). Fair value is defined in ASC 820 as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants.

Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

Fair value estimates were determined based on preliminary discussions between StemoniX and CGI management, and a preliminary valuation of CGI’s assets and liabilities using September 30, 2020 as the measurement date. The allocation of the aggregate merger consideration used in the preliminary unaudited pro forma condensed combined financial information is based on preliminary estimates. The estimates and assumptions are subject to change as of the effective time of the merger. The final determination of the allocation of the aggregate merger consideration will be based on the actual tangible and intangible assets and the liabilities of CGI at the effective time of the merger. Refer to Note 5 for additional information.

For pro forma purposes, the valuation of consideration transferred is based on, among other things, the number of CGI common shares outstanding and price per share as of November 30, 2020. Refer to Note 5 for additional information. This is used for pro forma purposes only. The consideration transferred will ultimately be based on the number of CGI common shares outstanding and price per share as of immediately prior to the effective time of the merger, which could materially change from the assumptions included in this pro forma financial information, noting the relative share ownership of StemoniX and CGI will be 78% and 22%, respectively. Additionally, for the purposes of this pro forma financial information, the consideration transferred ascribes no value to outstanding out-of-the-money CGI’s Warrants and CGI’s Options not be converted to equity based on value of the exercise price of the instruments as compared to the market price of CGI’s shares.

The unaudited pro forma condensed combined balance sheet data gives effect to the merger as if it had occurred on September 30, 2020. The unaudited pro forma condensed combined statements of operations data gives effect to the merger as if it had occurred on January 1, 2019. The pro forma financial information also excludes the discontinued operations reported in CGI historical condensed consolidated statements of operations and other comprehensive loss for nine months ended September 30, 2020 and for the fiscal year ended December 31, 2019.

The unaudited pro forma condensed combined financial information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company. The unaudited pro forma condensed combined financial information has not been adjusted to give effect to certain expected financial benefits of the merger, such as tax savings, cost synergies or revenue synergies, or the anticipated costs to achieve these benefits, including the cost of integration activities. The unaudited pro forma condensed combined financial information does not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the combination that are not expected to have a continuing impact on the business of the combined company. Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, the closing of the merger are not included in the unaudited pro forma combined statement of operations. However, the impact of such transaction expenses is reflected in the unaudited pro forma combined balance sheet as a decrease to accumulated deficit and additional paid-in capital and as an increase to accrued expenses.

3. Accounting Policies

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies of StemoniX. Following the merger, the combined company will conduct a review of accounting policies of CGI in an effort to determine if differences in accounting policies require further reclassification of results of operations or reclassification of assets or liabilities to conform to StemoniX’s accounting policies and classifications. As a result of that review, the combined company may identify differences among the accounting policies of the companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

4. CGI Reclassifications

Certain financial information of CGI has been reclassified to conform to the historical presentation in StemoniX’s financial statements as set forth below:

A.	Product Revenue and Service Revenue

Revenue is broken down by product revenue and service revenue to conform to StemoniX’s statement of operations presentation. As CGI is a service company, all of revenue is classified as service revenue. CGI’s service revenue was $4,440 and $7,305 for the nine months ended September 30, 2020 and the year ended December 31, 2019, respectively.

B.	Cost of Goods Sold – Product and Cost of Goods Sold – Service

Cost of goods sold is broken down by product and service to conform to StemoniX’s statement of operations presentation. Cost of goods sold reflected in CGI’s consolidated statements of operations are classified as service cost of goods sold. CGI’s cost of goods sold - service was $2,366 and $3,701 for the nine months ended September 30, 2020 and for the year ended December 31, 2019, respectively.

C.	Accrued Expenses

CGI’s accrued expenses of $1,327 were reclassified from Accounts payable and accrued to Accrued expenses to conform to StemoniX’s balance sheet presentation.

D.	Selling, general and administrative

General and administrative expenses and Sales and marketing expenses were reclassified from their original classification to conform to StemoniX’s statements of operations presentation. CGI’s general and administrative expenses were $4,982 and $5,171 for the nine months ended September 30, 2020 and the year ended December 31, 2019, respectively. CGI’s sales and marketing expenses were $979 and $1,146 for the nine months ended September 30, 2020 and the year ended December 31, 2019, respectively.

5. Reverse acquisition and purchase price allocation

Fair Value of Total Estimated Consideration Transferred

The fair value of preliminary purchase consideration expected to be transferred on the closing date includes the value of the estimated number of shares of the combined company to be owned by CGI shareholders at closing of the merger. The value of CGI’s warrants and stock options is assumed at the intrinsic value. The fair value per share of CGI’s common stock was assumed for pro forma purposes to be $2.59 per share. This is the closing price of CGI common stock on November 30, 2020. Although changes in the stock price of CGI Common Stock will impact the fair value of total estimated purchase consideration transferred, they will not impact the initial 22%/78% split specified in the Merger Agreement.

Purchase consideration (thousands in USD except share and per share amounts)	Amounts
Number of CGI common shares outstanding as of September 30, 2020	2,507,155
CGI common stock issued for CGI common stock warrants and other, net	9,966
Additional shares issued in $3,450 ($2,891 net proceeds) CGI financing	1,568,182
Total shares of CGI common stock assumed to be outstanding as of closing of the merger	4,085,303
CGI share price as of November 30, 2020	$2.59
Preliminary estimate of fair value of common shares	$10,581
Preliminary estimate of fair value of share-based instruments	$-
Fair value of total estimated purchase consideration transferred	$10,581

Purchase Price Allocation

The following is a preliminary estimate of the allocation of the purchase price to acquired identifiable assets and assumed liabilities, which includes preliminary purchase accounting adjustments to reflect the fair value of intangible assets acquired at the time of the merger:

Amounts
Book value of CGI net assets acquired as of September 30, 2020	$4,805
Legacy CGI goodwill not acquired in the merger	(3,090)
Legacy CGI siParadigm earn-out provision assets and advance liabilities not included in the net assets transferred	(141)
Legacy CGI $3,450 ($2,891 net proceeds) financing not included in the net assets transferred	2,891
Book value of CGI net assets acquired as of September 30, 2020	4,465
Adjustments to reflect preliminary fair value of assets acquired and liabilities assumed:
Intangibles, net (see Note 6B)	2,637
Fair value of CGI net assets acquired as of September 30, 2020	7,102
Goodwill	3,479
Fair value of total estimated consideration transferred	$10,581

Amounts
Remove legacy CGI goodwill not acquired in the merger	(3,090)
Record goodwill from the merger	3,479
Net pro forma adjustment to goodwill	$389

The intangibles identified relate to customer lists and tradename. The valuation is internally developed and these are valued on a preliminary basis. Changes in fair values could result in material adjustments in the purchase price allocation and resulting goodwill.

The preliminary estimated fair value of intangibles of $5,200, which is an increase of $2,637 from CGI’s book value of intangible assets prior to the merger. The acquired identified intangible assets are expected to be comprised of the following:

(thousands in USD)	Estimated Remaining Useful Life	CGI Historical Carrying Value	Estimated Fair Value	Incremental Amortization Expense for the Nine Month Ended September 30, 2020	Incremental Amortization Expense for the Year Ended December 31, 2019
Patents	-	$311	$-	$(98)	$(148)
Customer List	10 years	1,915	4,000	102	137
Tradename	10 years	337	1,200	54	77
Total		$2,563	$5,200	$58	$66

The fair value estimate for all identifiable intangible assets is preliminary and is based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold, or are intended to be used in a manner other than their best use. The final determination of fair value of intangible assets, as well as estimated useful lives, remains subject to change. The finalization may have a material impact on the valuation of intangible assets and the purchase price allocation, which is expected to be finalized subsequent to the merger. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease to goodwill of approximately $520 at the merger date and a corresponding increase or decrease to amortization expense of approximately $39 and $52, respectively, the nine months ended September 30, 2020 and for the year ended December 31, 2019, assuming an overall weighted-average useful life of 10 years.

The final purchase consideration will be based on the CGI closing price per share immediately prior to the effective time of the merger. Accordingly, the purchase consideration and goodwill may change significantly if the trading price of CGI’s common stock fluctuates materially from the November 30, 2020 value of $2.59 per share. A 10% increase or decrease in CGI’s share price would result in the following changes into purchase consideration and goodwill:

Share price sensitivity analysis (thousands in USD)	10% increase in CGI share price	10% decrease in CGI share price
Preliminary fair value of purchase consideration	$11,639	$9,523
Preliminary goodwill from the merger	4,537	2,421

6. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The following provides explanations of the various adjustments to the unaudited pro forma condensed combined balance sheet:

A.	Represents adjustment related to increase historical CGI goodwill of $389 determined by the net acquired identifiable assets and assumed liabilities. Refer to Note 5 on discussion of this reverse merger and purchase price allocation.

B.	Represent an increase of $2,637 over CGI historical book value of intangible assets recorded in conjunction with the purchase price allocation arising from the merger. Refer to Note 5 on discussion of this reverse merger and purchase price allocation.

C.	Represents $3,767 of transaction costs expected to be incurred in connection with the merger, of which approximately $1,496 was incurred or accrued for on the balance sheet as of September 30, 2020. The remaining transaction costs of $2,271 were not yet accrued or incurred and reflected in the balance sheet as of September 30, 2020 and are recorded as an increase to accrued expenses. Approximately $93 of the amount relates to the repayment of Angel Tax Credits and is reflected as a reduction to additional paid-in capital. The remaining amount of $2,178 is reflected as an increase to accumulated deficit.

D.	Represents an adjustment related to StemoniX’s loan agreement with the Minnesota Department of Employment and Economic development. Triggered by a transfer of substantial common stock ownership interest, this loan becomes payable in full, as well as a 30% premium on the original principal. This loan has an outstanding balance of $83 and carries a zero-interest rate. The $24 repayment premium is reflected as an increase in accumulated deficit and the total repayment of $107 is reflected as an increase to current notes payable.

E.	Represents the net proceeds from the post September 30, 2020 CGI financing of $2,891 ($3,450 gross proceeds) in exchange for 1,568,182 shares of common stock ($0.0001 par value per share) at a price of $2.20 per share. This financing is part of CGI’s plan to meet its closing net cash representation in the Merger Agreement.

F.	Represents the net proceeds from CGI’s assumed private placement of $10,000 in exchange for 3,861,004 shares of common stock ($0.0001 par value per share) at an assumed price of $2.59 per share (the closing price of CGI common stock on Nasdaq on November 30, 2020). Pursuant to the Merger Agreement, CGI must consummate a private placement of CGI’s securities of up to $10,000 no later than simultaneous with the closing as a condition to close the Merger Agreement.

G.	Represents the net proceeds from an assumed post September 30, 2020 StemoniX issuance of $1,387 convertible notes. This financing is part of StemoniX’s plan to meet its closing net cash representation in the Merger Agreement.

H.	Represents the conversion of StemoniX’s preferred shares of $29,088 prior to the closing of the reverse merger, causing a conversion of the preferred shares into common stock. The preferred shares are required to be converted prior to the closing. An aggregate of $1 of this transaction is allocated to common stock, $27,517 to additional paid-in capital and $1,569 to accumulated deficit.

I.	Represents the conversion of StemoniX’s $8,593 convertible notes and $129 accrued interest prior to the closing of the reverse merger, causing a conversion of the convertible notes into common stock. The convertible notes are required to be converted prior to the closing. Together with the conversion, debt discount of ($1,005) and an embedded derivative (“Share Settlement Obligation”) of $1,340 results in a net gain on extinguishment of $335 and are derecognized through accumulated deficit.

J.	Represents the elimination of CGI common stock, paid-in capital, accumulated deficits and accumulated other comprehensive income, as well as the adjustments to reflect the capital structure of the combined company. See the explanation of the adjustments:

i.	Adjustments to common stock: an increase in common stock of $2 represents the adjustment to the aggregate historical par value of StemoniX and CGI of $0, to reflect 22,430,563 shares outstanding at a total par value of $2 ($0.0001 par value per share) calculated as follows:

(thousands in USD except share and per share amounts)	Amount
Shares of CGI common stock outstanding on September 30, 2020	2,507,155
CGI common stock issued for CGI common stock warrants, other, net	9,996
CGI common stock to be issued to StemoniX as of closing of Merger	14,484,256
CGI common stock issued for projected private placement transaction	3,861,004
CGI common stock issued for projected $3,450 ($2,891 net proceeds) financing	1,568,182
Total shares of CGI common stock outstanding as of merger close	22,430,563
Par value per common share	$0.0001
Common stock total par value at merger	$2
Exclusion of other common stock pro forma adjustments	-
Total pro forma merger adjustments	$2

ii.	Adjustments to paid-in capital as follows:

(thousands in USD)	Amount
Merger consideration	$10,581
Elimination of CGI historical additional paid-in capital	(173,517)
Adjustments related to purchase price consideration	(3,026)
Adjustments related to CGI $3,450 ($2,891 net proceeds) financing	(2,891)
Par value common stock	(2)
Total pro forma merger adjustments	$(168,855)

iii.	Adjustments to accumulated deficit as follows:

(thousands in USD)	Amount
Pro forma merger adjustments:
Elimination of historical CGI accumulated deficit	$168,656
Elimination of historical CGI siParadigm earn-out provision assets and advance liabilities	141
Total pro forma merger adjustments	$168,797

iv.	Adjustments to remove CGI’s accumulated other comprehensive loss

(thousands in USD)	Amount
Pro forma merger adjustments:
Elimination of historical CGI accumulated other comprehensive loss	$56
Total pro forma merger adjustments	$56

7. Unaudited Pro Forma Statement of Operations Adjustments

The following provides explanations of the various adjustments to the unaudited pro forma condensed combined statement of operations:

A.	Represents incremental amortization of $58 and $66 for the nine months ended September 30, 2020 and for the year ended December 31, 2019, respectively, related to the fair value adjustments to intangible assets discussed above in Note 5. The amortization expense is recorded in General and administrative expenses based on StemoniX’s accounting policy.

B.	Represents the removal of $1,496 for the nine months ended September 30, 2020 incurred by the combined companies in conjunction with this reverse merger for transaction related fees and expenses that will not recur on an ongoing basis.

C.	Represents the elimination of the historical interest expense of $155 and $53 for the nine months ended September 30, 2020 and for the year ended December 31, 2019, respectively, related to CGI’s return of $848 of principal amount and $111 of interest from unsecured promissory note for issuance of 246,272 shares to Atlas Sciences, LLC, which occurred in the third quarter of 2020. This conversion is part of CGI’s plan to meet its closing net cash representation in the Merger Agreement.

D.	Represents the elimination of historical interest expense of $129 for the nine months ended September 30, 2020 incurred by StemoniX related to the convertible notes issued in May through September 2020.

E.	Represents the elimination of historical changes of $220 in fair value of an embedded derivative (“Share Settlement Obligation”) with the convertible notes for the nine months ended September 30, 2020.

8. Loss per Share

The unaudited pro forma weighted average number of basic and diluted shares outstanding for the nine months ended September 30, 2020 and for the year ended December 31, 2019 is calculated as follows:

(thousands in USD except share and per share amounts)	For the Nine months ended September 30, 2020	For the Year ended December 31, 2019
Weighted average CGI shares outstanding as of September 30, 2020 and December 31, 2019 – basic	2,193,000	1,928,000
Adjusted for:
StemoniX weighted average shares outstanding as if the merger occurred on January 1, 2019	14,484,256	14,484,256
CGI additional shares issued for Atlas debt conversion	312,821	399,557
CGI additional shares issued for $3,450 ($2,891 net proceeds) financing	1,568,182	1,568,182
CGI common stock issued for CGI common stock warrants and other, net	9,966	9,966
CGI additional shares issued for $10,000 private placement	3,861,004	3,861,004
Pro forma adjusted weighted average shares outstanding as of September 30, 2020 and December 31, 2019 – basic and dilutive	22,429,229	22,250,965

Pro forma net loss attributable to common shareholders – basic and dilutive	$(8,660)	$(15,854)

Pro forma net loss per common share – basic and dilutive	$(0.39)	$(0.71)

The unaudited pro forma weighted average number of basic shares outstanding is calculated by adding the number of combined company shares expected to be issued to the stockholders of StemoniX after giving effect to the pre-closing StemoniX conversions and the historical weighted average number of basic shares of CGI, which will remain outstanding as shares in the combined company on a 1:1 basis. The pro forma adjusted weighted average shares outstanding in thousands are 22,429 and 22,251 shares for the nine-months ended September 30, 2020 and for the year ended December 31, 2019, respectively.